UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
THERETO FILED PURSUANT TO 13d-2(b)
(Amendment No. 2)1

Callidus Software, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
13123E500
(CUSIP Number)
12/31/07
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
     1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	13123E500	13G	Page	2	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY ) Crosspoint Venture Partners 1997, LP, a California limited partnership (“CVP 1997”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		332,276

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

332,276

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

332,276

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.1%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	13123E500	13G	Page	3	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Associates 1997, LLC, a California limited liability company (“CA 1997”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		332,276 shares, of which 332,276 are directly held by CVP 1997. CA 1997 is the general partner of CVP 1997.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

332,276 shares, of which 332,276 are directly held by CVP 1997. CA 1997 is the general partner of CVP 1997.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

332,276

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.1%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	13123E500	13G	Page	4	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Venture Partners LS 1999, LP, a California limited partnership (“CVP 1999”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	13123E500	13G	Page	5	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Associates 1999, LLC, a California limited liability company (“CA 1999”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0- shares, of which -0- are directly held by CVP 1999. CA 1999 is general partner of CVP 1999.

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

-0- shares, of which -0- are directly held by CVP 1999. CA 1999 is the general partner of CVP 1999.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	13123E500	13G	Page	6	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Venture Partners 2000, LP, a California Limited Partnership (“CVP 2000”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		90,108

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

90,108

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

90,108

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

.3%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	13123E500	13G	Page	7	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Venture Partners LS 2000, LP, a California limited partnership (“CVP LS 2000”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,131,383

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

1,131,383

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,131,383

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.8%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	13123E500	13G	Page	8	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Venture Partners 2000 Q, LP, a California Limited Partnership (“CVP 2000 Q”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		762,509

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

762,509

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

762,509

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.6%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	13123E500	13G	Page	9	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Associates 2000, LLC, a California limited liability company (“CA 2000”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH REPORTING PERSON WITH		1,984,000 shares, of which 90,108 shares are directly held by CVP 2000, 1,131,383 shares are directly held by CVP LS 2000 and 762,509 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000 Q.

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

1,984,000 shares, of which 90,108 shares are directly held by CVP 2000, 1,131,383 shares are directly held by CVP LS 2000 and 762,509 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000 Q.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,984,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12	TYPE OF REPORTING PERSON*

PN

CUSIP No.	13123E500	13G	Page	10	of	16

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) John B. Mumford

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States citizen

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH REPORTING PERSON WITH		2,316,276 shares, of which 332,276 shares are directly held by CVP 1997, 90,108 shares are directly held by CVP 2000, 1,131,383 shares are directly held by CVP LS 2000 and 762,509 shares are directly held by CVP 2000 Q. CA 1997 is the general partner of CVP 1997. CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000 Q. Mr. Mumford is a general partner of CA 1997, CA1999 and CA 2000. Mr. Mumford disclaims beneficial ownership of the shares held directly by CVP 1997, CVP 2000, CVP LS 2000 and CVP 2000 Q.

	7	SOLE DISPOSITIVE POWER

-0-

	8	SHARED DISPOSITIVE POWER

2,316,276 shares, of which 332,276 shares are directly held by CVP 1997, 90,108 shares are directly held by CVP 2000, 1,131,383 shares are directly held by CVP LS 2000 and 762,509 shares are directly held by CVP 2000 Q. CA 1997 is the general partner of CVP 1997. CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000 Q. Mr. Mumford is a general partner of CA 1997, CA1999 and CA 2000. Mr. Mumford disclaims beneficial ownership of the shares held directly by CVP 1997, CVP 2000, CVP LS 2000 and CVP 2000 Q.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,316,276

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.8%

12	TYPE OF REPORTING PERSON*

IN

CUSIP No.	13123E500	13G	Page	11	of	16

Item 1(a)	Name of Issuer:

Callidus Software, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

160 West Santa Clara Street, 15th Floor San Jose, CA 95113

Item 2(a)	Name of Person Filing:

Crosspoint Venture Partners 1997, LP
Crosspoint Associates 1997, LLC
Crosspoint Venture Partners LS, 1999 LP
Crosspoint Associates 1999, LLC
Crosspoint Venture Partners 2000, LP
Crosspoint Venture Partners LS 2000, LP
Crosspoint Venture Partners 2000 Q, LP
Crosspoint Associates 2000, LLC
John B. Mumford

Item 2(b)	Address of Principal Business Office or, if None, Residence:

2925 Woodside Road
Woodside, CA 94062

Item 2(c)	Citizenship:

The entities listed in Item 2(a) are California Limited Partnerships and California Limited Liability Companies. The individual listed in Item 2(a) is a United States citizen.

Item 2(d)	Title of Class of Securities:

Common Stock

Item 2(e)	CUSIP Number:

13123E500

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check whether the Person Filing is:

Not applicable.

Item 4.	Ownership.

See Items 5-11 of cover sheets hereto

Item 5.	Ownership of Five Percent or Less of a Class.

CVP 1999 and CA 1999 have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

CUSIP No.	13123E500	13G	Page	12	of	16

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Not Applicable

Item 10.	Certifications.

Not Applicable
[The remainder of this page intentionally left blank.]

CUSIP No.	13123E500	13G	Page	13	of	16
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2008
JOHN B. MUMFORD

Signature	/s/ Dede Barsotti

Dede Barsotti,
Attorney-in-Fact

CROSSPOINT ASSOCIATES 1997, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1997, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 1997, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT ASSOCIATES 1999, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CUSIP No.	13123E500	13G	Page	14	of	16

CROSSPOINT VENTURE PARTNERS LS 1999, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 1999, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT ASSOCIATES 2000, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CUSIP No.	13123E500	13G	Page	15	of	16
EXHIBIT A
Agreement of Joint Filing
The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2008 containing the information required by Schedule 13G, for the securities of Callidus Software, held by Crosspoint Venture Partners 1997, LP, Crosspoint Venture Partners LS, 1999 LP, Crosspoint Venture Partners 2000, LP, Crosspoint Venture Partners LS 2000, LP, and Crosspoint Venture Partners 2000 Q, LP, each a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.
JOHN B. MUMFORD

Signature	/s/ Dede Barsotti

Dede Barsotti,
Attorney-in-Fact

CROSSPOINT ASSOCIATES 1997, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1997, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 1997, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT ASSOCIATES 1999, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CUSIP No.	13123E500	13G	Page	16	of	16

CROSSPOINT VENTURE PARTNERS LS 1999, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 1999, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT ASSOCIATES 2000, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact